Exhibit 99.1

ADVENTRX ANNOUNCES PRIMARY ENDPOINT
MET IN COFACTOR PHASE II METASTATIC COLORECTAL CANCER TRIAL

SAN DIEGO - March 7, 2005 - ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced that the primary endpoint for response rate was met in the study, “COFU: a multi-center Phase II clinical trial to evaluate the safety and efficacy of weekly treatment with CoFactor’ and 5-fluorouracil in patients with metastatic colorectal carcinoma.”  Further clinical data will be collected as the remaining patients continue to undergo evaluation. The Company also announced that some of these data were submitted in an abstract to 2005 American Society of Clinical Oncology (ASCO) Annual Meeting being held from May 13-17, 2005 in Orlando.

CoFactor is a biomodulator developed to enhance the activity of the widely used cancer drug 5-fluorouracil (5-FU).  This open-label, single arm, Simon two-stage design Phase II CoFactor clinical trial includes patients with surgically incurable, metastatic colon or rectal adenocarcinoma.  Response rate is defined in this Phase II trial as the tumor shrinking at least 50%, based on World Health Organization criteria, or complete response following treatment as measured by CT or MRI scans.  Other endpoints being evaluated are safety, time-to-tumor-progression and overall survival.

“We are exceptionally pleased to see continued positive results in patients treated with CoFactor in combination with 5-FU in this Phase II trial as we prepare to initiate three additional clinical trials with CoFactor this year," said Evan M. Levine, ADVENTRX president and chief executive officer.

ADVENTRX has filed Clinical Trial Applications in the European Union (EU), including the United Kingdom and Germany, and in countries outside the EU for clearance to evaluate CoFactor in a Phase IIb, international, multi-center, randomized, controlled trial for metastatic colorectal cancer. Additionally, the Company currently plans to file in the first half of 2005 for clearance with the U.S. Food and Drug Administration to launch a Phase III randomized controlled trial in metastatic colorectal cancer. The Company also currently plans to submit a Clinical Trial Application in Europe in the first half of 2005 to conduct a Phase IIb study in patients with advanced pancreatic cancer.

About ADVENTRX
ADVENTRX Pharmaceuticals, Inc. is a biopharmaceutical research and development company with a business strategy to commercialize leading edge medical research through licensing agreements with prominent universities and research institutions.  The Company focuses on cancer and viral research to launch products that either extend the usefulness of current therapies or replace marginal therapies with new approaches to treatment.  More information can be found on the Company's Web site at www.adventrx.com.

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s last quarterly report on Form 10-QSB, as well as other reports that the Company files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.